UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LAWSON SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 18, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Lawson Software, Inc. to be held at Lawson Software Corporate Headquarters, 380 St. Peter Street, St. Paul, Minnesota, commencing at 10:00 a.m. Central Daylight Time on Thursday, October 26, 2006.

The Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about Lawson Software.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to our web site at http://www.lawson.com/investor and follow the webcast link at the top of that page. Please plan to be at our web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Whether or not you plan to attend the meeting, we urge you to vote your shares by marking your votes, signing, dating and mailing the enclosed proxy card in the enclosed envelope as promptly as possible. You also may vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) the day prior to the annual meeting. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the annual meeting.

Sincerely,

Harry Debes
President and Chief Executive Officer

The date of this proxy statement is September 18, 2006 and it is first being mailed to Lawson Software’s stockholders on or about September 26, 2006.

LAWSON SOFTWARE, INC.
380 Saint Peter Street
St. Paul, Minnesota 55102-1302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on October 26, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Lawson Software, Inc. will be held at Lawson Software Corporate Headquarters, Second Floor Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, commencing at 10:00 a.m. Central Daylight Time on Thursday, October 26, 2006 for the following purposes:

1.     To elect nine directors for the fiscal year ending May 31, 2007 and until their successors are elected or appointed;

2.     To approve the amendment and restatement of the Lawson Software, Inc. 2001 Employee Stock Purchase Plan to extend the plan until December 31, 2011 and amend the definition of “Regular Full-Time Employees” who are eligible to participate in the plan;

3.     To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending May 31, 2007; and

4.     To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed September 5, 2006 as the record date for the meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to our web site at http://www.lawson.com/investor and follow the webcast link at the top of that page. Please plan to be at our web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Your vote is important to ensure a quorum at the meeting. Regardless of the number of shares you own and of whether you expect to be present at the meeting, we urgently request you to mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) the day prior to the annual meeting. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the annual meeting.

By Order of the Board of Directors,

Bruce B. McPheeters,
Secretary

St. Paul, Minnesota
September 18, 2006

i

LAWSON SOFTWARE, INC.
380 Saint Peter Street
St. Paul, Minnesota 55102-1302

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
October 26, 2006

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is being solicited on behalf of the Board of Directors of Lawson Software, Inc. (the “Company”) for use at our 2006 Annual Meeting of Stockholders to be held on October 26, 2006 at 10:00 a.m. Central Time. The Company will pay the cost of soliciting proxies. In addition to solicitation by mail, some of our officers and regular employees may solicit the return of proxies by telephone, telegram, facsimile or personal interview but will receive no special compensation for these services. Additionally, we may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting materials to their principals, in which case we will reimburse them for their reasonable out-of-pocket expenses.

Only stockholders of record at the close of business on September 5, 2006 will be entitled to notice of and to vote at the annual meeting. At September 5, 2006, 186,412,309 shares of our common stock, par value $0.01, were issued and outstanding. Each share is entitled to one vote. A stockholder executing a proxy retains the right to revoke the proxy by notice in writing to the Secretary of the Company at any time prior to its use, by filing a duly executed proxy bearing a later date with the Secretary of the Company, by submitting a new proxy by telephone or through the Internet or by revoking the proxy at the annual meeting and voting in person. Proxies in the accompanying form, which are properly executed, duly returned and not revoked, will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows: (a) in favor of the election of the nine nominees for director as described in this proxy statement; (b) in favor of the approval of the amendment and restatement of the Lawson Software, Inc. 2001 Employee Stock Purchase Plan to extend its termination date until December 31, 2011 and amend the definition of “Regular Full-Time Employees” who are eligible to participate in the plan; (c) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company; and (d) in the discretion of the persons named in the proxy, as to such other matters as may properly come before the meeting and as to which we did not have knowledge prior to April 30, 2006.

If an executed proxy is returned and the stockholder has voted “withhold” or “abstain” on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be considered to have been voted in favor of the matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to specified shares to vote on one or more matters, such shares will be considered represented at the meeting for purposes of determining a quorum but not represented at the meeting for purposes of calculating the vote with respect to such matter or matters.

Our address is 380 St. Peter Street, St. Paul, Minnesota 55102-1302. Our telephone number is (651) 767-7000. The mailing of this proxy statement and form of proxy will commence on or about September 26, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and specified officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us or written representations from reporting persons, we believe that during the fiscal year ended May 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were complied with in a timely manner.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

Security Ownership of Principal Stockholders

The following table sets forth information concerning beneficial ownership of our common stock by persons who are known by us to own more than 5% of our common stock outstanding as of August 15, 2006, except as noted below. Except as otherwise noted, the named holders have sole voting and investment power with respect to those shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Class
John J. Cerullo(1) c/o Meadows Owens 901 Main Street, Suite 3700 Dallas, TX 75202	18,678,000	10.0
H. Richard Lawson(2) c/o Lawson Software, Inc. 380 St. Peter Street St. Paul, MN 55102	13,758,875	7.4
Symphony Technology II GP, LLC(3) 4015 Miranda Avenue, 2nd Floor Palo Alto, CA 94304	24,668,495	13.3
Tennenbaum Capital Partners, LLC(4) 2951 28th Street, Suite 100 Santa Monica, CA 90405	9,592,499	5.2

       (1) We have relied upon the information furnished to the Securities and Exchange Commission by John J. Cerullo in a Form 4 dated March 1, 2006 and a Schedule 13G dated January 30, 2004. Of the shares reported, 14,268,000 shares are held by the Cerullo Family Ltd. Partnership and 4,410,000 shares are held by JGC Investments Limited Partnership. The 18,678,000 shares are beneficially owned by John J. Cerullo and Geraldine F. Cerullo.

       (2) We have relied upon the information furnished to the Securities and Exchange Commission by H. Richard Lawson in a Form 4 dated July 18, 2006. The 13,758,875 shares are beneficially owned by H. Richard Lawson and Patricia Lawson. They share dispositive power with Lawson Family Investment Company, Ltd. over 12,737,090 of the shares, and hold 989,571 of the shares as tenants in common. H. Richard Lawson holds 32,214 of the shares in the Lawson 401(k) plan.

       (3) We have relied upon the information furnished to the Securities and Exchange Commission by Symphony Technology II GP LLC in a Form 4 dated August 14, 2006. The 24,668,495 shares are owned directly by Symphony Technology II-A L.P. (“Symphony”). Symphony Technology II GP LLC

(“Symphony GP”) controls the voting and disposition of the shares through the account of Symphony, of which Symphony GP is the sole general partner. Dr. Romesh Wadhwani, who is a director of Lawson, is the Managing Director of Symphony GP and either has sole authority and discretion to manage and conduct the affairs of Symphony GP or has veto power over the management and conduct of Symphony GP. By reason of these relationships, Dr. Wadhwani may be deemed to share the powers of voting and disposition of the shares. Each of the reporting persons described above disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein.

       (4) We have relied upon information furnished to the Securities and Exchange Commission by Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC and Michael E. Tennenbaum in a Schedule 13G dated April 25, 2006. 9,592,499 shares are beneficially owned by Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC and Michael E. Tennenbaum. Special Value Expansion Fund, LLC, a fund controlled by Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC and Michael E. Tennenbaum, directly owns, has the shared power to vote and has the shared power to dispose of 2,849,257 shares. Special Value Opportunity Fund, LLC, a fund controlled by Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC and Michael E. Tennenbaum, directly owns, has the shared power to vote and has the shared power to dispose of 6,743,242 shares. Steven C. Chang, who is a director of Lawson, is a partner at Tennenbaum Capital Partners, LLC.

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned at August 15, 2006 by our directors, each director nominee and each of our executive officers (who held that role as of May 31, 2006 and August 15, 2006) and who are named in the Summary Compensation Table included in this Proxy Statement under the caption “Executive Compensation and Other Information” below, and all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days after August 15, 2006 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them. The principal address of each of the stockholders below is c/o Lawson Software, Inc., 380 Saint Peter Street, St. Paul, Minnesota 55102-1302.

Name and Address of Beneficial Owner	Number of Shares Held		Options Exercisable Within 60 Days	Total		% of Outstanding Shares
Robert G. Barbieri	9,893		818,210	828,103			*
Steven C. Chang	13,557		0	13,557			*
Harry Debes	113,750	(1)	625,000	738,750	(1)		*
Peter Gyenes	—		40,000	40,000			*
Dean J. Hager	13,398		555,921	569,319			*
David R. Hubers	47,740		72,260	120,000			*
H. Richard Lawson	13,758,875	(2)	0	13,758,875	(2)	7.4
Bruce B. McPheeters	1,497		498,900	500,397			*
Michael A. Rocca	5,000		90,000	95,000			*
Robert A. Schriesheim	—		40,000	40,000			*
Kristin E. Trecker	—		42,023	42,023			*
Romesh Wadhwani	24,668,495	(3)	—	24,668,495	(3)	13.3	(3)
Paul Wahl	—		40,000	40,000			*
All directors, director nominees and executive officers as a group (15 persons as of August 15, 2006)	38,632,205	(4)	2,822,314	41,454,519	(4)	21.9	(4)

                 * Represents less than 1% of the total shares outstanding.

       (1) Includes 50,000 restricted shares under our 1996 Stock Incentive Plan.

       (2) Represents 13,758,875 shares beneficially owned by H. Richard Lawson and Patricia Lawson. They share dispositive power with Lawson Family Investment Company, Ltd. over 12,737,090 of the shares, and hold 989,571 of the shares as tenants in common. H. Richard Lawson holds 32,214 of the shares in the Lawson 401(k) plan.

       (3) Symphony Technology II-A L.P. (“Symphony”) directly owns all of the 24,668,495 shares of Lawson stock. Symphony Technology II GP LLC (“Symphony GP”) controls the voting and disposition of the shares through the account of Symphony, of which Symphony GP is the sole general partner. Dr. Romesh Wadhwani is the Managing Director of Symphony GP and either has sole authority and discretion to manage and conduct the affairs of Symphony GP or has veto power over the management and conduct of Symphony GP. By reason of these relationships, Dr. Wadhwani may be deemed to share the powers of voting and disposition of the shares. Each of the reporting persons described above disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein.

       (4) Includes 24,668,495 shares directly owned by Symphony as described in footnote 3 above.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Board of Directors, not to exceed twelve directors. The Board of Directors has currently fixed the number of directors at nine. The Certificate of Incorporation also provides that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified, or until the earlier death, resignation or removal of the director.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is necessary to elect each nominee.

Unless authority for one or more of the nominees is withheld, proxies will be voted “FOR” the election of each of Messrs. Chang, Debes, Gyenes, Hubers, Lawson, Rocca, Schriesheim, Wadhwani and Wahl.

We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Current Director Nominees

A majority of the Company’s current board of directors are independent as defined in the Nasdaq rules. The independent directors include Steven C. Chang, Peter Gyenes, David R. Hubers, Michael A. Rocca, Robert A. Schriesheim, Romesh Wadhwani and Paul Wahl. Each current director has been nominated for re-election at the annual meeting. Messrs. Chang, Wadhwani and Wahl were originally elected to the Board in accordance with the terms of the merger agreement between Lawson Software Americas, Inc. (formerly Lawson Software, Inc.) and Intentia International AB; however, the Company does not have an ongoing obligation to elect or re-elect any individual directors to the Board.

Steven C. Chang, age 33, has served as one of our directors since April 2006. From September 2004 until our merger with Intentia International AB in April 2006, Mr. Chang served as a director of Intentia. Mr. Chang is a Partner at Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since 2002. Before joining Tennenbaum Capital Partners, he was a Principal at Barnard & Co., a private equity investment group, from 1997 to 2001. From 1995 to 1997, Mr. Chang worked at Goldman, Sachs & Co., a global financial services firm, in its Special Situations, Mergers & Acquisitions, and Healthcare groups. Mr. Chang currently serves as a director of Online Resources Corp. (Nasdaq: ORCC), ITC^DeltaCom, Inc. (Nasdaq: ITCD) and also as a director of several privately held companies. Mr. Chang has A.B., B.S., and M.S. degrees from Stanford University.

Harry Debes, age 55, has served as our president and chief executive officer and as a director since June 2005. From November 2003 until June 2005, Mr. Debes was president and chief executive officer of SPL WorldGroup, Inc., a leading provider of enterprise software to the electrical utility industry. From May 2001 until joining SPL WorldGroup, he was employed by J.D. Edwards & Co., an enterprise software company, where he served as senior vice president Americas until J.D. Edwards was acquired by Peoplesoft, Inc. in August 2003. From 1990 until May 2001, Mr. Debes was employed by GEAC Computers, Inc., an enterprise software company. While working for GEAC, Mr. Debes held a variety of positions, including managing director of GEAC Asia-Pacific and president of GEAC Enterprise Solutions for the Americas. Mr. Debes has a B.A. degree from the University of Toronto and an M.B.A. degree from McMaster University.

Peter Gyenes, age 61, has been a member of the board of directors since May 2006. He has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. Most recently, he served as Chairman and CEO of Ascential (NASDAQ: ASCL) until it was acquired by IBM in 2005. Prior to Ascential, Mr. Gyenes served as Chairman and CEO of Informix Software where he led the sale of its database business to IBM and the transition from Informix to Ascential. He was Chairman and CEO of Ardent Software, which he joined in 1996, and which was acquired by Informix in 2000. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. Mr. Gyenes also serves on the boards of Applix Inc. (Nasdaq: APLX), webMethods Inc. (Nasdaq: WEBM), Viryanet Ltd. (Nasdaq: VRYA), a number of privately held technology companies and is a trustee of the Massachusetts Technology Leadership Council. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree.

David R. Hubers, age 63, has served as one of our directors since April 2001. From 1965 until his retirement in March 2001, Mr. Hubers was employed at American Express Financial Advisors Inc., a financial services company, serving most recently as its chairman and chief executive officer from 1993 to 2001. Mr. Hubers is a director of BioScrip, Inc. (Nasdaq: BIOS), a pharmaceutical distribution company. In addition, he serves on the boards of a number of non-profit organizations.

H. Richard Lawson, age 62, is one of our founders and has been one of our directors since our beginning in 1975. Mr. Lawson has served as one of our executive officers from our beginning in 1975 until April 2006. Mr. Lawson served as the chairman of our board of directors from February 2001 until April 2006, and has served as our co-chairman since April 2006. From March 2000 until February 2001, Mr. Lawson was our chief executive officer. Prior to that time, Mr. Lawson served as our president and chief operating officer from October 1998 until March 2000 and our chairman from June 1996 until October 1998.

Michael A. Rocca, age 61, has served as one of our directors since February 2003. From 1994 until his retirement in October 2000, Mr. Rocca was senior vice president and chief financial officer of Mallinckrodt Inc., a $2.7 billion manufacturer of specialty healthcare products. From 1966 to 1994, Mr. Rocca was employed by Honeywell Inc. where he held a number of positions serving as vice president and treasurer from 1992 to 1994 and vice president finance Honeywell Europe in Brussels, Belgium from 1990 to 1992. Mr. Rocca is a director of Ligand Pharmaceuticals, Inc. (Nasdaq: LGND), a biotech company that develops oncology drugs and morphine based pain medications, St. Jude Medical, Inc. (NYSE: STJ), a cardiovascular medical technology company, and Reliant Pharmaceuticals LLC, a privately-held cardiovascular pharmaceutical company.

Robert A. Schriesheim, age 46, has served as one of our directors since May 2006. He has been affiliated with ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, since August 2002 and has served as a managing general partner since January 2003. From February 1999 to March 2002, Mr. Schriesheim served in various capacities including as Executive Vice President of Corporate Development , Chief Financial Officer, and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe, Russia and the Commonwealth of Independent States with $1 billion in revenues. In 2001, to facilitate its sale, Mr. Schriesheim led GTS through a pre arranged chapter 11 filing in the US and, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands. All such proceedings were approved, confirmed and completed by March 31, 2002 as part of the sale of the company. From 1997 to 1999, Mr. Schriesheim was President and Chief Executive Officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was Vice President of Corporate Development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was

Vice President of Global Corporate Development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim is a director of Dobson Communications Corp. ( Nasdaq: DCEL) and Skyworks Solutions, Inc. (Nasdaq: SWKS) as well as several private technology companies. Mr. Schriesheim has an A.B. degree from Princeton University and an M.B.A. degree from the University of Chicago Graduate School of Business.

Romesh Wadhwani, age 59, has served as our co-chairman and a director since April 2006. From March, 2004 until our merger with Intentia International AB in April 2006, Dr. Wadhwani served as chairman and a director of Intentia. Dr. Wadhwani is the Managing Partner of Symphony Technology Group, a private investment firm that he founded in January 2002. From June 2000, when i2 Technologies, Inc. acquired Aspect Development, Inc., until September 2002, Dr. Wadhwani served as vice chairman and a director of i2. Prior to that, Dr. Wadhwani served as the chairman and chief executive officer of Aspect Development, a business-to-business e-commerce company that he founded in 1991. Dr. Wadhwani has a Bachelor’s degree in Electrical Engineering from the Indian Institute of Technology, Bombay and an M.S. and PhD in Electrical Engineering from Carnegie-Mellon University, Pittsburgh, Pennsylvania.

Paul Wahl, age 53, has served as one of our directors since April 2006. From October, 2004 until our merger with Intentia International AB in April 2006, Mr. Wahl served as a director of Intentia. From April 1999 until his retirement in March 2003, Mr. Wahl served as president and chief operating officer of Siebel Systems, Inc., a developer and supplier of customer resource planning software. From November 1998 until April 1999, he served as president and chief executive officer of TriStrata, an Internet security company. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG, a developer and supplier of business application software. From June 1991 until December 1995, he was an executive vice president of SAP AG. Mr. Wahl is a director of Agile Software Corporation (Nasdaq: AGIL) and QlikTech International AB.

Stockholder Communications with the Board of Directors

The Board of Directors has implemented a process by which our stockholders may send written communications to the Board’s attention. Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors, Lawson Software, Inc. c/o Corporate Secretary, 380 St. Peter Street, St. Paul, Minnesota 55102. The Corporate Secretary has been instructed by the Board to promptly forward communications so received to the Chair of the Corporate Governance Committee or the individual Board members specifically addressed in the communication.

Nominations

Our Corporate Governance Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the Board. A copy of our Corporate Governance Committee Charter is available on our corporate website at http://www.lawson.com. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting.

Our Corporate Governance Committee may retain the services of a third-party search firm to assist in the identification and evaluation of Board member candidates. Our Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Qualification criteria for director nominees are listed in our Corporate Governance Policy, available on our corporate website at http://www.lawson.com. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within their chosen fields. In general, candidates will be preferred who are directors of other publicly-held companies or chief executive officers or other senior officers with experience in Lawson’s industry and vertical markets. The Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders or through other sources. When current Board members are considered for nomination for re-election, the Corporate Governance Committee also takes into consideration their prior contributions to the Company as directors, performance and meeting attendance.

The Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the Corporate Governance Committee c/o Corporate Secretary at the address listed above: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria described above and in our Corporate Governance Policy, and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Corporate Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Corporate Governance Committee by any stockholder in connection with the 2006 Annual Meeting. Any stockholders desiring to present a nomination for consideration by the Governance Committee prior to our 2007 annual meeting must do so no later than April 30, 2007 in order to provide adequate time to duly consider the nominee and comply with our bylaws.

Meeting Attendance and Committees

The Board of Directors held ten meetings during the last fiscal year. We have three Committees of the Board, including the Audit Committee, Compensation Committee and Corporate Governance Committee. Each director nominee attended more than 75% of the meetings of the Board and Committees of the Board of which they were members during fiscal 2006.

Under our Corporate Governance Policy, each director is encouraged to attend the annual meeting of stockholders. Our annual meeting of stockholders was held on April 17, 2006 shortly before completion of our merger with Intentia International AB. Our Board of Directors held its quarterly meeting on April 4, 2006 and did not meet in conjunction with our April 2006 annual meeting of stockholders. One of our directors attended the annual meeting.

The Audit Committee consists of Messrs. Rocca, Chang, Gyenes and Schriesheim. Mr. Rocca is the chair. The Audit Committee is responsible for providing oversight of the financial functions of the Company, including financial reporting and external auditing (including appointment of the independent registered public accounting firm), our program to address ethical business practices and our system of financial controls. The Audit Committee operates under a written charter adopted by the Board in 2002 and amended in May 2006, a copy of which appears at Appendix A to this proxy statement. The Audit

Committee met ten times during fiscal 2006. All current members of the Audit Committee are independent as defined in the Nasdaq rules and as set forth in Section 10A(m)(3) of the Securities and Exchange Act of 1934, as amended. Mr. Rocca, Mr. Gyenes, and Mr. Schriesheim qualify as “audit committee financial experts” under the Rules of the Securities and Exchange Commission.

The Compensation Committee consists of Messrs. Hubers, Wadhwani and Wahl. Mr. Hubers is the chair. The Compensation Committee makes recommendations to the Board of Directors concerning executive compensation, stock option and equity programs and administers our equity-based benefit plans. The Compensation Committee operates under a written charter. The Compensation Committee met nine times during fiscal 2006.

The Corporate Governance Committee consists of Messrs. Wadhwani, Hubers and Wahl. Mr. Wadhwani is the chair. The Corporate Governance Committee is responsible for identifying and recommending individuals qualified to become members of the Board of Directors and to oversee our corporate governance. The Corporate Governance Committee operates under a written charter and administers our corporate governance policy. The Corporate Governance Committee met once during fiscal 2006.

Compensation of Directors

For the fiscal year ended May 31, 2006, our non-employee directors, each received an annual director fee of $25,000 (if they were a director before our acquisition of Intentia in April 2006), plus $1,000 for participating at each meeting of the Board or a committee, excluding regularly scheduled quarterly meetings. In addition, the chair of the Audit Committee received an annual fee of $12,000 and each of the chairs of the Compensation Committee and Corporate Governance Committee receive an annual fee of $10,000. Our directors also received reimbursement of board-related expenses. We provided to each of our directors personal umbrella liability insurance coverage at an annual premium cost to us of approximately $2,700 per director. We also permitted non-employee directors to participate in our 2001 and 1996 Stock Incentive Plans, as described below, to the extent authorized by the Board of Directors. On November 1, 2005 each of our four non-employee directors received a stock option grant to purchase 10,000 shares of common stock, at an exercise price equal to the fair market value of our common stock on the date of the grant. These stock options are immediately exercisable and generally expire on the earlier of two years after resignation as a director or 10 years after the grant date.

Three of our non-employee directors, Steven C. Chang, H. Richard Lawson and Romesh Wadhwani, have elected not to receive any cash or equity compensation as a director, other than reimbursement of out-of-pocket expenses. For the fiscal year ended May 31, 2006, our remaining non-employee directors received an aggregate of $187,000 in fees in connection with their service on our Board of Directors. For the fiscal year ended May 31, 2006, we granted stock options for the purchase of an aggregate of 40,000 shares of our common stock to four non-employee directors, in connection with their service on our Board of Directors.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee of our Board of Directors describes the actions of the Committee for the fiscal year ended May 31, 2006.

Overview and Philosophy

The Compensation Committee of the Board of Directors is responsible for our executive compensation philosophy and major compensation policies. The Compensation Committee also is responsible for determining all aspects of the compensation paid to our chief executive officer and other executive officers that have significant revenue responsibilities and broad policy making authority. The Committee also administers our stock plans, except to the extent that such responsibilities have been retained by the Board or delegated to management. The Compensation Committee is comprised entirely of outside, independent directors.

The primary objectives of our executive compensation program are to:

•       Provide compensation that will attract, retain and motivate a superior executive leadership team;

•       Motivate our executives to achieve important performance goals; and

•       Align the interests of our executive officers with those of our stockholders.

Our executive compensation program is designed to align executive performance with the financial and strategic objectives of the Company, and to reward executive management for the successful performance of these objectives. Therefore, a significant portion of these employees’ total compensation is performance-based.

To assist in performing its duties and to enhance its objectivity and independence, the Committee may, from time to time, obtain advice and/or recommendations of an outside compensation consultant. In addition, the Compensation Committee may request independent compensation survey data and/or proxy information from other software and/or high tech companies for comparison purposes. Generally, our chief executive officer provides to the Compensation Committee for its review recommendations for compensation changes for other executive officers.

The following discussion describes our approach to executive compensation. The Compensation Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

Total Compensation Elements

Base Salary

Base salaries are reviewed annually. In determining an executive’s annual base salary, the Compensation Committee takes into account the executive’s level of responsibility, experience and performance in relation to that of the Company and the appropriate market comparison group. Base salaries are generally targeted at the 50th percentile of executive base salaries for the appropriate market comparison group.

Incentive Compensation

The incentive compensation for our executive officers is principally derived from our Executive Leadership Results Plan (“ELRP”). The ELRP is a cash-based incentive plan designed to reward the executive officers for performance based on the achievement of Company financial performance goals. The Compensation Committee prefers to structure the ELRP using annual performance goals. However, because of changes resulting from the pending acquisition of Intentia International AB during fiscal 2006, the Committee established quarterly performance goals under the ELRP each quarter during for fiscal 2006. Generally, incentive compensation targets under the ELRP are designed, if all of the performance measures are achieved, to target the 50th percentile of total cash compensation for the appropriate market comparison group. The target incentive compensation amount is also determined by reviewing the executive’s level of responsibility, experience and performance.

Long-Term Incentives

Executives are also eligible to receive awards under our stock incentive plans, which are administered by the Compensation Committee. In fiscal 2006, the Company granted stock options to certain executive officers and other employees under our stock incentive plans. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that stock options motivate recipients to manage the Company in a manner that is consistent with stockholder interests. The stock options granted in fiscal 2006 generally vest and become fully exercisable over a four-year period, subject to acceleration upon certain events. However, the Board has authority to grant options with differing vesting periods. The principal subjective factors considered in granting stock options to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. When Mr. Debes joined the Company as a director and chief executive officer in June 2005, the Company entered into an Employment Agreement dated June 2, 2005, which included the following compensation terms:

•       Annual base salary of $500,000 for fiscal 2006.

•       ELRP target incentive compensation of $500,000 for fiscal 2006. The Company paid Mr. Debes a guaranteed bonus of $150,000 after the second quarter of fiscal 2006 and $150,000 after the fourth quarter of fiscal 2006. Those guaranteed payments were deducted from the $450,000 in incentive compensation earned by Mr. Debes in fiscal 2006 under the ELRP.

•       100,000 shares of restricted stock, vesting 50% on June 1, 2006 and 50% on June 1, 2007, subject to acceleration upon certain events.

•       Non-qualified stock options for the purchase of 2,500,000 shares of Company common stock at an exercise price of $5.95 per share, which was the fair market value of the Company’s stock at the time of grant in June 2005. Those options vest during the five years after grant, subject to acceleration upon certain events.

•       Relocation expenses of up to $150,000, of which $19,055 was paid to Mr. Debes during fiscal 2006.

Tax Deduction Limit

Current U.S. tax law has a $1 million annual tax deduction limit on compensation a company pays to its chief executive officer and to each of its four other most highly compensated executive officers. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other “performance based” criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation Committee:
David R. Hubers (Chair)
Romesh Wadhwani
Paul Wahl

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Stocks Index. The graph assumes the investment of $100 on December 7, 2001, the date of our initial public offering. The data regarding our common stock assumes an investment at the initial public offering price of $14.00 per share of our common stock. All values assume reinvestment of the full amount of all dividends and are calculated through May 31, 2006. The performance shown is not necessarily indicative of future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hubers, Wadhwani and Wahl are not executive officers of any entities for which any executive officer of the Company serves as a director or a member of the compensation committee, nor have they ever been officers or employees of the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth information regarding executive compensation earned during the last three fiscal years with respect to our chief executive officer and the other four most highly compensated executive officers for the fiscal year ended May 31, 2006, on an individual basis. In addition, the table includes information on John J. Coughlan, former president and chief executive officer, and Brad Callahan, a former executive officer, each of whom resigned from these positions during the fiscal year ended May 31, 2006, but would have otherwise qualified as one of the four most highly compensated executive officers for fiscal 2006. The table also includes information on Joanne Byrd who was an executive officer before the acquisition of Intentia in April 2006 and who has served as senior vice president of sales for the Americas since the Intentia acquisition. Ms. Byrd would have otherwise qualified as one of the four most highly compensated executive officers for fiscal 2006.

Summary Compensation Table

				Long-Term Compensation
	Fiscal	Annual Compensation(1)		Restricted Stock	Securities Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Awards	Options	Compensation(3)
Harry Debes(4)	2006	$500,000	$450,000	$526,000	2,500,000	$4,200
President and Chief Executive Officer
Robert G. Barbieri(5)	2006	$300,000	$270,000	—	—	$4,200
Chief Financial Officer	2005	310,687	69,600	—	142,000	4,100
	2004	300,000	308,880	—	125,000	4,000
Dean J. Hager	2006	$260,000	$222,501	—	32,500	$4,200
Senior Vice President Product	2005	269,201	72,200	—	175,000	4,100
Management	2004	260,000	219,049	—	80,000	4,000
Bruce B. McPheeters	2006	$252,604	$151,000	—	37,500	$4,200
Senior Vice President, Secretary	2005	245,000	32,480	—	91,000	4,100
and General Counsel	2004	225,000	123,552	—	55,000	3,770
Kristin E. Trecker(6)	2006	$155,208	$69,000	—	37,500	$4,200
Senior Vice President Human Resources
John J. Coughlan(7)	2006	$48,500	$0	—	—	$1,071,148
Former President and Chief	2005	462,789	127,600	—	483,000	3,000
Executive Officer	2004	450,000	566,280	—	500,000	2,625
Joanne L. Byrd(8)	2006	$241,042	$180,000	—	25,000	$4,200
Senior Vice President Sales—	2005	231,515	46,400	—	105,400	4,100
Americas
Brad Callahan(9)	2006	$233,974	$287,500	—	—	$142,455
Former Executive Vice President Services	2005	128,106	205,000	—	175,000	—

       (1) With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

       (2) Represents incentive payments and bonus earned in each of the respective fiscal years but paid in part following the end of each such respective fiscal year.

       (3) Except as otherwise indicated by footnote, “All Other Compensation” consists of matching contributions to our 401(k) plan on behalf of each named executive officer or certain other taxable benefits.

       (4) Mr. Debes joined the Company as an employee on June 2, 2006 and was appointed as president and chief executive officer and a director effective June 11, 2005.

       (5) On July 27, 2006, we announced that Mr. Barbieri would depart the Company on or before October 31, 2006. Mr. Barbieri departed the Company on September 5, 2006.

       (6) Ms. Trecker was promoted to Senior Vice President Human Resources upon the acquisition of Intentia International AB on April 24, 2006.

       (7) Mr. Coughlan resigned as president and chief executive officer effective June 10, 2005. The “All Other Compensation” for Mr. Coughlan for fiscal 2006 includes: (a) severance of $1,000,000, representing one times annual base salary and target incentive compensation, (b) a $60,578 payment for flexible time off and (c) $10,570 in other taxable benefits.

       (8) From September 2004 until the completion of the acquisition of Intentia on April 24, 2006, Ms. Byrd was executive vice president of sales. Ms. Byrd was appointed senior vice president sales for the Americas upon the acquisition of Intentia.

       (9) Mr. Callahan served as executive vice president services from November 2004 until May 2006. The “All Other Compensation” for Mr. Callahan for fiscal 2006 includes: (a) severance of $125,000, representing six months of annual base salary, (b) a $12,546 payment for flexible time off, (c) $2,083 401(k) match and (d) $2,826 in other taxable benefits.

Stock Option Grants in Last Fiscal Year

The following table sets forth the stock options granted to our named executive officers during the fiscal year ended May 31, 2006:

	Grant	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
Name	Date	Granted (#)	Year	($/Share)	Date	5%	10%
Harry Debes(1)	6/02/2005	2,500,000	58%	$5.95	6/02/2015	$9,350,000	$23,700,000
Robert G. Barbieri	—	0	—	—	—	—	—
Dean J. Hager	—	0	—	—	—	—	—
Bruce B. McPheeters	—	0	—	—	—	—	—
Kristin E. Trecker	—	0	—	—	—	—	—
John J. Coughlan	—	0	—	—	—	—	—
Brad Callahan	—	0	—	—	—	—	—
Joanne L. Byrd	—	0	—	—	—	—	—

       (1) Mr. Debes joined the Company on June 2, 2006. His stock options were granted pursuant to his employment agreement with the Company, which is summarized under “Employment Agreements—Agreements with Certain Executives and Directors.

The options shown in the above table were granted at an exercise price equal to the fair market value of our common stock on the date of grant (based on the previous day’s closing price). The stock options granted to Mr. Debes during fiscal 2006 expire 10 years after the date of grant, unless earlier terminated, and vested 20% on June 2, 2006 and thereafter vest 5% at the end of each fiscal quarter commencing with the quarter ended August 31, 2006, subject to acceleration upon certain events. The stock options granted to the other named executive officers during fiscal 2006 expire seven years after the date of grant, unless earlier terminated, and vested 25% on July 1, 2007 and 6.25% on each October 1, January 1, April 1 and July 1, commencing October 1, 2007 and ending July 1, 2010, subject to acceleration upon certain events. During fiscal 2006, we granted options to purchase a total of 4,280,406 shares of common stock to our employees who received stock options.

Potential realizable values are calculated by:

•       Multiplying the number of shares of common stock subject to a given option by the market price on the date of the grant;

•       Assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire term of the option; and

•       Subtracting from that result the total option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future common stock prices. As of May 31, 2006, the closing price of our common stock was $6.75 per share.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number and value of options exercised by our named executive officers during the fiscal year ended May 31, 2006, as well as the number and value of securities underlying unexercised options held as of May 31, 2006.

Aggregated Option Exercises in Fiscal Year Ended May 31, 2006
and Fiscal Year-End Options

	Number of		Numbers of Shares		Value of Unexercisable
	Shares	Value	Underlying Unexercised		In-the-Money Options(2)
Name	Acquired	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Harry Debes	—	$—	0	2,500,000	$0	$2,000,000
Robert G. Barbieri	135,000	688,657	1,039,644	145,366	3,886,522	28,584
Dean J. Hager	38,000	192,385	571,499	154,924	1,928,562	80,564
Bruce B. McPheeters	—	—	484,327	82,886	1,828,365	48,359
Kristin E. Trecker	12,193	64,019	37,253	27,256	64,961	19,583
John J. Coughlan	(3)	—	0	0	0	0
Brad Callahan	(4)	—	58,593	0	60,351	0
Joanne L. Byrd	—	—	308,647	91,923	1,141,924	50,402

       (1) The value realized has been determined based on the net sale proceeds of the shares sold (sales price less exercise price) and the value of any options surrendered to pay the minimum tax withholdings, based on the closing price of our stock on the trading day immediately before the date of exercise.

       (2) The value of the unexercised options is determined by multiplying the number of shares underlying the options by the difference between the exercise price of the options and the closing price of our common stock of $6.75 per share as of May 31, 2006.

       (3) Mr. Coughlan did not exercise any stock options from June 1, 2005 through his resignation as president and chief executive officer effective June 10, 2005.

       (4) Mr. Callahan did not exercise any stock options from June 1, 2005 through his resignation as an executive vice president effective May 5, 2006.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of May 31, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	14,671,753	$4.96	48,465,544 (1)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	14,671,753	$4.96	48,465,544

       (1) Includes: (a) 2,564,920 shares remaining for future awards under the 1996 Stock Incentive Plan; (b) 28,534,406 shares remaining for future awards under the 2001 Stock Incentive Plan, provided that the total awards under that plan during any fiscal year may not exceed the lower of 5,000,000 shares or 5% of the outstanding common stock of the Company and (c) 17,366,218 shares remaining for future issuance under the 2001 Employee Stock Purchase Plan.

Employment Agreements—Agreements with Certain Executives and Directors

On June 2, 2005, we entered into an employment agreement with Harry Debes, which established his initial compensation level and eligibility for salary increases, bonuses, benefits and stock awards under our equity plans. The agreement also includes two guaranteed incentive payments of $150,000 each for the respective six month periods ending November 30, 2005 and May 31, 2006. The agreement may be terminated either by us or Mr. Debes at any time, with or without cause. If we terminate Mr. Debes’ employment without cause or if he terminates his employment for good reason or for certain other circumstances described in the agreement, we are responsible for paying Mr. Debes executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination and honoring obligations under certain benefit and equity plans as provided in the agreement. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code. The agreement contains a provision restricting Mr. Debes’ ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. On October 4, 2005, we amended certain terms of Mr. Debes’ employment agreement concerning relocation expenses. The $150,000 aggregate maximum of reimbursable relocation expenses remains unchanged. On June 1, 2006, we amended Mr. Debes’ employment agreement to make the Company’s Executive Change in Control Severance Pay Plan for Tier 1 Executives (described below) applicable to Mr. Debes.

On June 2, 2005, John J. Coughlan and we announced that he intended to resign from his positions as President, Chief Executive Officer and Director of Lawson Software. We entered into a Separation and Non-Compete Agreement and Mutual Release, dated as of June 2, 2005 (the “Separation Agreement”) with Mr. Coughlan. Under the Separation Agreement, Mr. Coughlan resigned from those positions on June 10, 2005. Mr. Coughlan remained a full-time employee through June 30, 2005, and will continue as a part-time employee for up to two years after that date with a salary of $1,000 per month. Mr. Coughlan received a severance payment of $1 million, representing one times his annual base salary and annual target bonus. At the end of his full-time employment on June 30, 2005, Mr. Coughlan agreed to certain noncompetition and nonsolicitation restrictions for 12 months, and certain releases. As a result of the negotiations with Mr. Coughlan that led to his change in status from full-time to part-time employee and the other arrangements in the Separation Agreement, the Separation Agreement was determined to act as a deemed modification of 2.2 million vested and outstanding stock options previously granted to Mr. Coughlan in prior years. Due to this deemed modification, we recorded a $6.3 million non-cash charge in the first quarter of fiscal 2006 as a result of the applicable accounting rules, reflecting the difference between the closing price of our common stock on June 2, 2005 ($5.26) and the exercise price for Mr. Coughlan’s vested and outstanding stock options granted in 1999, 2000, 2002 and 2004. We did not grant any new stock options to Mr. Coughlan in connection with the Separation Agreement, and Mr. Coughlan did not receive any cash payments from us in connection with the $6.3 million non-cash charge.

On July 27, 2006, Robert G. Barbieri and we announced that he intended to resign from his position as Chief Financial Officer of Lawson Software. We entered into a Separation and Non-Compete Agreement and Mutual Release dated July 27, 2006 (the “Barbieri Separation Agreement”), under which Mr. Barbieri would resign from that position on or before October 31, 2006. Mr. Barbieri departed on September 5, 2006. Mr. Barbieri received a bonus of $270,000 for the fiscal year ended May 31, 2006 in accordance with the terms of our executive bonus plan. Under the Barbieri Separation Agreement, Mr. Barbieri will receive a severance payment of $600,000, less applicable taxes, which represents one times his current annual base salary and target incentive compensation. Under that agreement, Lawson will indemnify Mr. Barbieri for certain legal matters and Mr. Barbieri has agreed to certain noncompetition and nonsolicitation restrictions for one year after his departure from Lawson and certain releases.

On May 4, 2004, Intentia entered into a Letter Agreement with Bertrand Sciard which provides for the payment of salary, performance bonus, severance and other benefits. Severance would be paid if Intentia terminated his employment other than for cause or if Mr. Sciard resigned for “good reason.” The Letter Agreement would have allowed Mr. Sciard to terminate his employment for “good reason” as of the closing of the acquisition of Intentia and receive severance of approximately $1,242,000, representing 18 months base salary and benefits and one and one-half times his prior year performance bonus. Since Mr. Sciard assumed the role of Chief Operating Officer of Lawson as of the closing of the Intentia acquisition, Intentia and Mr. Sciard agreed to amend his Letter Agreement concerning his ability to resign and receive severance. Under that amendment, Mr. Sciard will not receive any severance if he elects to resign as a result of his appointment as Chief Operating Officer in connection with the acquisition during the first 12 months after closing. If Mr. Sciard elects to resign as a result of his appointment as Chief Operating Officer in connection with the acquisition between 12 and 18 months after closing, Mr. Sciard would receive severance of approximately $814,000, representing 12 months salary and one year target bonus. If Mr. Sciard elects to resign as a result of his appointment as Chief Operating Officer in connection with the acquisition between 18 and 19 months after closing, Mr. Sciard would receive severance of approximately $1,221,000, representing 18 months base salary and 18 months target bonus. If Mr. Sciard resigned for “good reason” more than 19 months after closing, his right to receive severance would be governed by the May 4, 2004 Letter Agreement based on the agreed position of Chief Operating Officer. Under the May 4, 2004 Letter Agreement, if Mr. Sciard resigned for “good reason” after 19 months following the closing, Mr. Sciard would be entitled to severance equal to 18 months base salary and one and one-half times his prior year performance bonus. The May 4, 2004 Letter Agreement also provided for the grant of options to purchase Intentia stock, subject to approval by the Intentia stockholders. Since the Intentia stockholders did not approve the proposed grant of Intentia stock options, Lawson did not assume any Intentia stock options upon the closing of the acquisition. Instead, Intentia and Mr. Sciard agreed that promptly after the closing, Lawson would grant to Mr. Sciard options to purchase 1,000,000 shares of Lawson common stock at an exercise price equal to the fair market value of Lawson’s stock on the date of grant. Lawson granted those options on April 26, 2006. A portion of those stock options will vest over a four-year period after grant and the remaining stock options will vest during the five-year period after grant, subject to acceleration upon certain events. To compensate Mr. Sciard for the in-the-money value of the proposed Intentia stock options, Intentia and Mr. Sciard also agreed that Mr. Sciard will be eligible to receive the following cash payments: $207,000 promptly after the closing of the Intentia acquisition and $207,000 on the first, second, third and fourth anniversaries of the closing, provided that Mr. Sciard is a Lawson employee as of each respective anniversary date. In addition, Symphony Technology Group agreed to provide Mr. Sciard 22,595 of the Lawson shares received by Symphony Technology Group in the Intentia acquisition on each of the first, second and third anniversaries of completion of the Intentia acquisition, in each case if and only if Mr. Sciard is employed full-time by Lawson or a subsidiary of Lawson on the applicable anniversary. On July 27, 2006, we announced that we would no longer have the position of chief operating officer. We are currently in discussions with Mr. Sciard regarding this change.

In a separate action by the our Board of Directors, on June 1, 2005, all outstanding stock options held by all executive officers of Lawson Software, including Mr. Coughlan, which had an exercise price that was greater than $5.95 per share (the closing price for Lawson Software’s common stock on June 1, 2005), were amended to cease vesting after termination of full-time employment and extend the exercise period to two years from the end of each officer’s full-time employment.

If an executive officer is terminated other than for cause, it has been Lawson Software’s past practice to provide a severance benefit equal to the executive officer’s annual base salary at the time of termination. This severance benefit is not available for executive officers with employment agreements or other written employment arrangements pertaining to severance.

On January 17, 2005, we adopted the Executive Change in Control Severance Pay Plan for Tier 1 Executives, known as the “Tier 1 Plan.” The Tier 1 Plan applies to each of our executive officers who are based in the United States and who report to our chief executive officer. Under the Tier 1 Plan, if within two years after a “Change in Control” of Lawson Software (as defined in the Tier 1 Plan”), a Tier 1 executive is terminated (other than for cause) or leaves Lawson Software for good reason, then: (a) we would pay the Tier 1 Executive two times annual base salary and two times the yearly average earned or target incentive compensation (depending on the person’s years of service as described in the Tier 1 Plan), plus certain benefits, (b) we would pay the amount of any excise tax under Section 280G of the Internal Revenue Code and (c) to be eligible to receive those payments, the Tier 1 executive must sign the general release, noncompete and other restrictive covenants contained in Exhibit A to the Tier 1 Plan. Any payments to a Tier 1 executive under the Tier 1 Plan would be reduced by the amount of any other severance payments otherwise payable to that person under any other employment or severance agreement.

Before we adopted the Tier 1 Plan in January 2005, we entered into separate change of control agreements with Dean J. Hager, Bruce B. McPheeters and certain other executive officers, which provide compensation and benefit arrangements in the event employment is terminated as a result of a change in control of Lawson Software, as defined in the agreements. The agreements provide a severance benefit equal to the executive’s current annual base salary, outplacement service and payment of certain other benefits. If an executive became eligible for payments under the agreements described in this paragraph and under the Tier 1 Plan, any payments under the agreements described in this paragraph would be deducted from any payments payable under the Tier 1 Plan.

Related Party Transactions

In May 2005, Intentia entered an agreement with Symphony Service Corp., referred to as Symphony Services, an affiliate of Symphony Technology Group, LLC, pursuant to which Symphony Services agreed to provide Intentia both product development and customer support resources for an initial five year term. Intentia believed this agreement will help enable it to achieve significant quality improvements and better customer service without increasing total spending on product development and customer support and was part of a business transformation plan approved by Intentia in July 2004. The agreement was not affected by the consummation of the business combination with Lawson. During the five-week period following the Intentia merger, the Company paid Symphony Services $0.3 million for services under the agreement.

Additionally, funds managed by Tennenbaum Partners, LLC lent an aggregate of $26.8 million to Intentia International AB, before Intentia became a subsidiary of the Company. In April 2006 and pursuant to an agreement with Tennenbaum entered into in November 2005, we prepaid the Tennenbaum loan following our acquisition of Intentia and paid Tennenbaum $29,874,735, which included the entire outstanding principal and the pre-payment fee.

PROPOSAL TWO: APPROVAL OF AMENDMENT AND RESTATEMENT OF THE
LAWSON SOFTWARE, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is recommending that the stockholders approve the amendment and restatement of the Lawson Software, Inc. 2001 Employee Stock Purchase Plan, hereinafter the “Plan” to extend the Plan’s termination date to December 31, 2011 and amend the definition of an eligible “Regular Full-Time Employee” under the plan. All other current terms of the Plan will remain in full force and effect. The Plan, adopted in 2001 after approval of the stockholders of the Company automatically terminates December 6, 2006, unless extended by the Board in accordance with the terms of the Plan. The principal terms of the amended and restated Plan, are summarized below. This summary is qualified in its entirety by reference to the terms of the amended and restated Plan, a copy of which appears at Appendix B to this proxy statement.

No provision of our Bylaws, other governing documents, the Plan documents or law requires stockholder approval to extend the term of the Plan. The Plan currently provides that the Board has authority to extend the Plan for one or more five year periods. However, the Board is submitting the amendment and restatement of the Plan to the stockholders for approval as a matter of good corporate practice. If the stockholders fail to approve the amendment and restatement of the Plan, the Board will reconsider whether to extend the term of the Plan.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the amendment and restatement of the Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Purpose of the Plan.   The purpose of the Plan is to provide eligible Regular Full-Time Employees of the Company and related corporations with an opportunity to share in the ownership of the Company by providing them a convenient means for regular and systematic purchases of the Company’s common stock and, thus, to develop a stronger incentive to work for the continued success of the Company.

Administration of the Plan.   The Plan is administered by the compensation committee appointed by the Board of Directors. Subject to the provisions of the Plan and the authority of the Board of Directors, the compensation committee has full authority to interpret the provisions of the Plan and to adopt such other rules and regulations for administering the Plan as it deems appropriate.

Stock Subject to the Plan.   20,805,000 shares of common stock are currently approved for issuance under the Plan. Of that total, 3,559,752 shares have been issued under the Plan from inception of the Plan through August 15, 2006.

Eligibility to Participate in the Plan.   The Company has proposed, for stockholder approval, to amend the definition of “Regular Full-Time Employee” to mean an employee of the Company or a participating affiliate, including an officer or director who is also an employee, except (i) an employee whose customary employment is less than twenty (20) hours per week, and/or (ii) an employee who is not expected to work more than five months in any calendar year. By amending the current definition of “Regular Full-Time Employee,” the Company will be able to exclude certain employee groups that under the current definition would otherwise be considered eligible for the Plan (e.g. seasonal/temporary employees, interns, etc.). All Regular Full-Time Employees who meet the above requirements and who are residents of the United States are eligible to participate in the Plan. At the discretion of the Compensation Committee, Regular Full-Time Employees who are not residents of the United States may participate in the Plan.

Purchase Price.   The purchase price of stock subject to the Plan is 85% of the fair market value of the stock on the last business day of each purchase period rounded to the next higher full cent subject to the Compensation Committee’s right to establish a different price to the extent permitted by Section 423 of the Internal Revenue Code.

Term.   The Plan currently expires on December 6, 2006. The Board is requesting stockholder approval to the extend the term to December 31, 2011.

Termination of Employment.   Participation in the Plan will end on the date the employee ceases to be a Regular Full-Time Employee. In such event, the entire credit balance in the employee’s stock purchase account will be paid to the employee in cash (without interest) within thirty-one (31) days.

Transferability.   The right to purchase stock under the Plan is not transferable.

The Board recommends that you vote “FOR” the proposal to approve the amended definition of eligibility and the renewal of the restated Plan by extending the Plan’s termination date. Proxies will be voted “FOR” the proposal unless otherwise specified.

PROPOSAL THREE: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending May 31, 2007 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the provisions of our Bylaws, other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by PricewaterhouseCoopers LLP for audit and other professional services during the fiscal years ended May 31, 2006 and 2005:

	2006	2005
Audit Fees:
Consists of fees incurred for the audit of the Company’s consolidated financial statements for such year and review of the Company’s interim financial statements and acquisition matters.	$2,752,532	$1,419,858
Audit Related Fees:
Consists of fees incurred for audits of acquired companies, due diligence services pertaining to acquisitions and employee benefit plan audits.	58,369	1,384,608
Tax Fees:
Consists of fees incurred for international tax planning and tax advisory services.	952,500	7,987
All Other Fees:
Consists of fees incurred for a subscription to an accounting and reporting library.	1,500	1,500
Total All Fees:	$3,764,901	$2,813,953

The Audit Committee, after a review and discussion with PricewaterhouseCoopers LLP of the preceding information, determined that the provision of these services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit committee adopted pre-approval policies and procedures for audit and non-audit services in March 2003. Since the date of adoption, the Audit Committee has approved all of the services performed by PricewaterhouseCoopers LLP.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2007. Proxies will be voted “FOR” the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

This report of the Audit Committee of the Company’s Board of Directors describes the actions of the Committee for the fiscal year ended May 31, 2006. This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Lawson specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into such filing.

The Audit Committee is responsible for retaining the Company’s independent registered public accounting firm and approving the services they will perform. Pursuant to the charter adopted by the Board in 2002 and amended in June 2005, a copy of which appears at Appendix A to this proxy statement, the Audit Committee acts on behalf of the Board of Directors to oversee the Company’s financial reporting processes and the adequacy of its internal controls. The Committee reviews financial and operating reports and disclosures, including the Company’s reports filed on Forms 10-K and 10-Q. The Committee also reviews the performance of the Company’s internal auditor and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Lawson’s audited financial statements to generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the Company’s consolidated financial statements for the fiscal year ended May 31, 2006, the Audit Committee has:

•       reviewed and discussed the audited financial statements and the fair and complete presentation of the Company’s results with management and representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal 2006;

•       discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended;

•       received from PricewaterhouseCoopers LLP the disclosures regarding PricewaterhouseCoopers LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of PricewaterhouseCoopers LLP with representatives of PricewaterhouseCoopers LLP; and

•       considered whether PricewaterhouseCoopers LLP’s provision of other non-audit services to the Company is compatible with the independent registered public accounting firm’s independence, and pre-approved fees for audit and non-audit services.

Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:
Michael A. Rocca (Chair)
Steven C. Chang
Peter Gyenes
Robert A. Schriesheim

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any stockholder wishing to have a proposal considered for submission at the 2007 Annual Meeting of Stockholders must submit the proposal in writing to the Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the Securities and Exchange Commission no later than April 30, 2007.

Under our Bylaws, a stockholder proposal not included in our proxy statement for the 2007 Annual Meeting of Stockholders is untimely and may not be presented in any manner at the 2007 Annual Meeting of Stockholders unless the Stockholder wishing to make the proposal follows the notice procedures set forth in our Bylaws, including delivering notice of the proposal in writing to the Secretary of the Company at the address indicated on the first page of this proxy statement not later than April 30, 2007.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended May 31, 2006 is being mailed with this proxy statement.

OTHER MATTERS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors,

Bruce B. McPheeters,
Secretary

Dated: September 18, 2006

APPENDIX A

Lawson Software, Inc.
Charter of the Audit Committee of the Board of Directors
May 11, 2006

I.                   Audit Committee Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•       Monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance.

•       Select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

•       Monitor the independence and performance of the Company’s independent auditors and internal auditing function.

•       Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as officers and employees of the Company. The Committee has the authority to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Company shall at all times make adequate provisions for the payment of all fees and other compensation, approved by the Committee, to the Company’s independent auditors in connection with the issuance of its audit report, or to any consultants or experts employed by the Committee.

II.              Audit Committee Composition and Meetings

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Committee members shall meet the independence and experience requirements of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented). All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements at the time of their appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise and qualify as a “financial expert” in accordance with the requirements of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented). No member of the Committee shall have participated in the preparation of the Company’s financial statements for the three fiscal years prior to their appointment to the Committee. Committee members shall be appointed by the Board. If a Committee Chair is not designated by the Board or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The

Committee shall meet privately in executive session at each meeting with management, the manager of internal auditing, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the independent auditors’ review procedures.

III.         Audit Committee Responsibilities and Duties

Review Procedures

1.                Review the Company’s annual audited financial statements prior to filing or release. Review should include discussion with management and the independent auditors of significant issues regarding critical accounting estimates, accounting principles, practices and judgments, including, without limitation, a review with the independent auditors of any auditor report to the Committee required under rules of the Securities and Exchange Commission (as may be modified or supplemented). Review should also include review of the independence of the independent auditors (see item 8 below) and a discussion with the independent auditors of the conduct of their audit (see item 9 below). Based on such review determine whether to recommend to the Board that the annual audited financial statements be included in the Company’s Annual Report filed under the rules of the Securities and Exchange Commission.

2.                In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls and the assessments to be filed under Section 404 of the Sarbanes Oxley Act. Discuss significant financial risk exposures and potential deficiencies and weaknesses of internal controls, and the steps management has taken to monitor, control and report such matters. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses. Review any significant changes to the Company’s auditing and accounting policies. Resolve disagreements, if any, between management and the independent auditors.

3.                Review with financial management and the independent auditors the Company’s quarterly financial statements prior to filing or release. The Committee may designate a member of the Committee to represent the entire Committee for purposes of this review.

4.                Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and cause the Charter to be approved at least once every three years in accordance with the regulations of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented).

Independent Auditors

5.                The Company’s independent auditors are directly accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the independent auditors, annually appoint the independent auditors and approve any discharge of auditors when circumstances warrant.

6.                Approve the fees and other significant compensation to be paid to the independent auditors.

7.                Approve the independent auditors’ annual audit plan, including scope, staffing, locations and reliance upon management and internal audit department.

8.                On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. Such review should include receipt and review of a report from the independent auditors regarding their independence consistent with Independence Standards Board Standard I (as may be modified or supplemented). All engagements for non-audit services by the independent auditors must be approved by the Committee prior to the commencement of services. The Committee may designate a member of the Committee to represent the entire Committee for purposes of approval of non-audit services, subject to review by the full Committee at the next regularly scheduled meeting. The Company’s independent auditors may not be engaged to perform prohibited activities under the Sarbanes-Oxley Act of 2002 or the rules of the Public Company Accounting Oversight Board or the Securities and Exchange Commission.

9.                Prior to filing or releasing annual financial statements, discuss the results of the audit with the independent auditors, including a discussion of the matters required to be communicated to audit committees in accordance with applicable accounting standards.

10.         Obtain from the independent auditors assurance that Section 10A of the Securities and Exchange Act has not been implicated.

11.         Consider the independent auditors’ judgment about the quality and appropriateness of the Company’s accounting principles and critical accounting estimates as applied in its financial reporting.

Internal Audit Function and Legal Compliance

12.         Review the budget, plan, changes in plan, activities, organization structure and qualifications of the Company’s internal audit department, as needed.

13.         Approve the appointment, performance and replacement of the internal audit manager or approve the retention of, and engagement terms for, any third party provider of internal audit services.

14.         Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

15.         On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

16.         Annually prepare the report to shareholders as required by the roles of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

17.         Review and approve all related-party transactions.

18.         Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

19.         Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which is the responsibility of management and the independent auditors. It is also the responsibility of management to assure compliance with laws and regulations and the Company’s corporate policies with oversight by the Committee in the areas covered by this Charter.

APPENDIX B

LAWSON SOFTWARE, INC.

2001 EMPLOYEE STOCK PURCHASE PLAN
(Amended and restated as of October 26, 2006,
subject to stockholder approval)

ARTICLE I. INTRODUCTION

SECTION 1.01 Purpose.   The purpose of the Lawson Software, Inc. (the “Company”) 2001 Employee Stock Purchase Plan is to provide the employees of the Company and related corporations with an opportunity to share in the ownership of the Company by providing them a convenient means for regular and systematic purchases of the Company’s Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company.

SECTION 1.02 Rules of Interpretation.   It is intended that the Plan be an “employee stock purchase plan” as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, if approved by the Company’s stockholders. Accordingly, the Plan will be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

SECTION 1.03 Definitions.   For purposes of the Plan, the following terms will have the meanings set forth below:

(a)   “Acceleration Date” means either an Acquisition Date or a Transaction Date.

(b)   “Acquisition Date” means (i) the date of public announcement of the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor rule thereto) of more than fifty percent (50%) of the outstanding voting stock of the Company by any “person” (as defined in Section 13(d) of the Exchange Act) other than the Company, by means of a tender offer, exchange offer or otherwise; and (ii) the date five (5) business days after the date of public announcement of the acquisition of beneficial ownership (as so defined) of more than twenty- five percent (25%) but not more than fifty (50%) of the outstanding voting stock of the Company by any person (as so defined) other than the Company, by means of a tender offer, exchange offer or otherwise if, during such five (5) business day period, the Board or the Committee has not, by resolution duly adopted, elected that such acquisition not give rise to an Acquisition Date. In any such resolution, the Board or Committee may elect that any continued acquisition or acquisitions by the same person (as so defined) which would otherwise trigger an Acquisition Date under clause (ii) above shall also not give rise to an Acquisition Date.

(c)   “Affiliate” means any parent or subsidiary corporation of the Company, as defined in Sections 424(e) and 424(f) of the Code.

(d)   “Board” means the Board of Directors of the Company.

(e)   “Committee” means the committee appointed under Section 11.01.

(f)    “Company” means Lawson Software, Inc., a Delaware corporation, and its successors by merger or consolidation as contemplated by Article XII herein.

(g)   “Current Compensation” means base compensation, paid by the Company to a Participant in accordance with the terms of his or her employment, but excluding all forms of special compensation.

(h)   “Employer” means the Company or a Participating Affiliate, as the case may be.

(i)    “Fair Market Value” as of a given date means such value per share of the Stock as reasonably determined by the Committee in a manner consistent with Section 423, but which is not less than the last sale price as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”). If on a given date the Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.03(i) and in connection therewith shall take such action as it deems necessary or advisable.

(j)    “Participant” means a Regular Full-Time Employee who is eligible to participate in the Plan under Section 2.01 or any other eligible employee designated by the Committee pursuant to Section 2.01 and who has elected to participate in the Plan.

(k)   “Participant Plan Account” means the account that holds the whole and/or fractional shares of the Participant.

(l)    “Participating Affiliate” means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Regular Full-Time Employees may participate in the Plan.

(m)  “Plan” means the Lawson Software, Inc. 2001 Employee Stock Purchase Plan, the provisions of which are set forth herein.

(n)   “Purchase Percentage” means the percentage described in Section 4.02.

(o)   “Purchase Period” means each of the four three-month periods beginning on January 1, April 1, July 1, and October 1 of each year and ending on the last U.S. business day in the following March, June, September, and December, respectively. The Committee shall have the power and authority to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval, if such change is announced at least five (5) days prior to the scheduled beginning of a Purchase Period.

(p)   “Regular Full-Time Employee” means an employee of the Company or a Participating Affiliate, including an officer or director who is also an employee, except (i) an employee whose customary employment is less than twenty (20) hours per week, and/or (ii) an employee who is not expected to work more than five months in any calendar year.

(q)   “Stock” means the Company’s Common Stock, $.01 par value, as such stock may be adjusted for changes in the stock of the Company as contemplated by Article XII herein.

(r)    “Stock Purchase Account” means the account maintained in the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan.

(s)    “Transaction Date” means the date of stockholder approval of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which stockholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

SECTION 2.01 Eligible Employees.   Except as provided in Section 2.02, all Regular Full-Time Employees who are residents of the United States shall be eligible to participate in the Plan beginning on the first day of the first full Purchase Period to commence after such person becomes a Regular Full-Time

Employee. Subject to the provisions of Article VII, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Regular Full-Time Employee. At the discretion of the Committee, employees who are not residents of the United States may participate in the Plan if they otherwise meet the requirements of this Section 2.01.

SECTION 2.02 Participation.   All Regular Full-Time Employees who are resident in the United States and all other eligible employees designated by the Committee pursuant to Section 2.01 may elect to participate in the Plan for a given Purchase Period by filing with the Company in advance of that Purchase Period, and in accordance with such terms and conditions as the Company in its sole discretion may impose, an election for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

SECTION 2.03 Limits on Stock Purchase.   No employee shall be granted any right to purchase hereunder if such employee, immediately after a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code stock possessing five percent 5% or more of the total combined voting power or value of all the then classes of the capital stock of the Company or of all Affiliates.

SECTION 2.04 Voluntary Participation.   Participation in the Plan on the part of the Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

ARTICLE III. PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT

SECTION 3.01 Deduction from Pay.   A Participant shall elect to have payroll deductions made for each pay period in any whole percentage of Current Compensation not to exceed fifteen percent (15%), or such other percentage as the Committee in its sole discretion may establish from time to time before the first business day of a Purchase Period. No payroll deductions will be made on behalf of a Participant, or credited to a Participant’s Stock Purchase Account, unless and until a Participant makes an election to participate as described in Section 2.02. The Participant may reduce or increase future payroll deductions (within the foregoing limitations) in accordance with such terms and conditions as the Company in its sole discretion may impose, for such purpose. The effective date of any reduction or increase in future payroll deductions will be the first day of the next succeeding Purchase Period. Also, the Participant may cease making payroll deductions in accordance with Section 6.01,

SECTION 3.02 Credit to Account.   Payroll deductions will be credited to the Participant’s Stock Purchase Account as determined by the Committee in its sole discretion.

SECTION 3.03 Interest.   Except as otherwise determined by the Committee, no interest will be paid upon payroll deductions or on any amount credited to, or on deposit in, a Participant’s Stock Purchase Account.

SECTION 3.04 Nature of Account.   The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

SECTION 3.05 Additional Contributions.   A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan, unless otherwise approved by the Committee.

ARTICLE IV. RIGHT TO PURCHASE SHARES

SECTION 4.01 Number of Shares.   Each Participant will have the right to purchase all, but not less than all, of the largest number of whole and/or partial shares of Stock that can be purchased at the price specified in Section 4.02 with the entire credit balance available in the Participant’s Stock Purchase Account on the last business day of the Purchase Period, subject to the limitations that (a) no more than the maximum number of shares of Common Stock, as established by the Committee prior to the beginning of any given Purchase Period, may be purchased under the Plan by any one Participant for a given Purchase Period, and (b) in accordance with Section 423(b)(8) of the Code, no more than Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (determined at the beginning of each Purchase Period) of Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for each calendar year. If the purchases for all Participants would otherwise cause the aggregate number of shares of Stock to be sold under the Plan during a given Purchase Period to exceed the number specified in Section 11.04, however, each Participant shall be allocated a pro rata portion of the Stock to be sold.

SECTION 4.02 Purchase Price.   The purchase price for any Purchase Period shall be 85% of the Fair Market Value of the Stock on the last business day of that Purchase Period rounded up to the next higher full cent unless, prior to the first business day of a Purchase Period, the Committee establishes a different price for a Purchase Period and provided that the price established in no event is less than the price permitted pursuant to Section 423 of the Code.

ARTICLE V. EXERCISE OF RIGHT

SECTION 5.01 Purchase of Stock.   The entire credit balance in each Participant’s Stock Purchase Account on the last business day of a Purchase Period will be used to purchase the largest number of whole and/or partial shares of Stock purchasable with such amount (subject to the limitations of Section 4.01) unless the Participant has filed with the Employer in advance of that date and subject to such terms and conditions as the Company in its sole discretion impose, an election to receive the entire credit balance in cash.

SECTION 5.02 Cash Distributions.   Any amount remaining in a Participant’s Stock Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash within thirty-one (31) days after the end of that Purchase Period.

SECTION 5.03 Notice of Acceleration Date.   The Company shall use its reasonable efforts to notify each Participant in writing at least ten (10) days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

ARTICLE VI. WITHDRAWAL FROM PLAN

SECTION 6.01 Voluntary Withdrawal.   A Participant may at any time, in accordance with such terms and conditions as the Company in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions. In such event, the Participant may request that either (a) the entire credit balance in the Participant’s Stock Purchase Account be paid to the Participant in cash (without interest) within thirty-one (31) days, or (b) the entire credit balance in the Participant’s Stock Purchase Account be held in such account until used to purchase shares of Stock in accordance with Section 5.01. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal by filing with his or her Employer in advance of the enrollment deadline for that Purchase Period, and in accordance with such terms and conditions as the Company may impose, an election for such purpose.

SECTION 6.02 Death.   Participation in the Plan will cease on the date of the Participant’s death and the Stock Purchase Account and Participant Plan Account will be paid as follows:

a)               Stock Purchase Account—will be paid to the Participant’s estate in cash (without interest) within 31 days.

b)              Participant Plan Account—will be paid to the named Beneficiary or Beneficiaries. Each Participant may designate one or more beneficiaries. In the event the Participant does not name a Beneficiary or if the Participant’s named Beneficiary or Beneficiaries do not survive the Participant, then the Company shall designate a Beneficiary or Beneficiaries to receive the Participant Plan Account in the following order:

(i)    The Participant’s spouse, if living at the time of the Participant’s death.

(ii)   The Participant’s child or children in equal shares, per stirpes.

(iii)  The Participant’s parents equally.

(iv)  The surviving brothers and sisters equally.

(v)    The estate of the Participant.

The Participant may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant according to the terms and conditions that the Company may impose. Unless the Participant has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of death so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary’s estate.

SECTION 6.03 Termination of Employment.   Participation in the Plan will end on the date the Participant ceases to be a Regular Full-Time Employee. In such event, the entire credit balance in the Participant’s Stock Purchase Account will be paid to the Participant in cash (without interest) within thirty-one (31) days. For purposes of this Section, a leave of absence which has been approved by the Committee will not be deemed a termination of employment as a Regular Full-Time Employee.

ARTICLE VII. GLOBAL PARTICIPANTS

SECTION 7.01 Global Participants.   The Committee shall have the power and authority to allow Participants or others of those Affiliates who are not Participating Affiliates or other entities, so designated by the Committee, who work or reside outside of the United States on behalf of the Company an opportunity to acquire Stock pursuant to the Plan in accordance with such special terms and conditions as the Committee may designate with respect to each such Affiliate. Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to each such Affiliate, and which need not be the same for all Affiliates, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Stock which may be acquired by any Participant, an a Participant’s rights in the event of his or her death, disability, withdrawal from the Plan, termination of employment on behalf of the Company and all matters related thereto. This Article 7.01 is not subject to Section 423 of the Code or any other provision of the Plan which refers to or is based upon such Section. For tax purposes, this Article 7.01 shall be treated as separate and apart from the balance of the Plan.

ARTICLE VIII. NONTRANSFERABILITY

SECTION 8.01 Nontransferable Right to Purchase.   The right to purchase Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

SECTION 8.02 Nontransferable Account.   Except as provided in Section 6.02, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

ARTICLE IX. ISSUANCE OF STOCK

SECTION 9.01 Issuance of Purchased Shares.   Within thirty-one (31) days after the last day of each Purchase Period, and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause the Stock purchased pursuant to the Plan to be issued for the benefit of the Participant and held in the Participant Plan Account pursuant to Section 9.04 of the Plan.

SECTION 9.02 Securities Laws.   The Company shall not be required to issue or deliver any shares representing Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company will use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of shares may be deferred until such registration is accomplished.

SECTION 9.03 Completion of Purchase.   A Participant will have no interest in the Stock purchased until such Stock is issued to the Participant Plan Account for the benefit of the Participant pursuant to the Plan.

SECTION 9.04 Form of Ownership.   The shares representing Stock issued under the Plan will be held in the Participant Plan Account in the name of the Participant, until such time as certificates for shares of Stock are delivered to or for the benefit of the Participant pursuant to Section 9.05 of the Plan.

SECTION 9.05 Delivery.   Subject to such terms and conditions as the Company in its sole discretion may impose, by filing with the Company an election provided by the Company for such purpose, the Participant may elect to have the Company cause to be delivered to or for the benefit of the Participant a certificate for the number of whole shares and cash for the number of fractional shares representing the Stock purchased pursuant to the Plan. The election will be processed as soon as administratively practicable after receipt.

ARTICLE X. EFFECTIVE DATE AND AMENDMENT OR TERMINATION OF PLAN

SECTION 10.01 Effective Date and Plan Commencement.   The Plan was adopted by the Board of Directors of the Company. The initial effective date of the Plan was December 7, 2001 and the most recent amended and restated version of the Plan is October 26, 2006. The initial Purchase Period under the Plan commenced on the effective date of the Company’s Registration Statement on Form S-1 for the initial public offering of the Company’s Stock (the “IPO Date”) and continued until December 31, 2002 (the “Initial Offering Period”). Commencing April 1, 2006, each succeeding Purchase Period will commence and terminate in accordance with Section 1.03(o).

SECTION 10.02 Powers of Board.   The Board may at any time amend or terminate the Plan, except that no amendment will be made without prior approval of the stockholders which would (a) authorize an increase in the number of shares of Stock which may be purchased under the Plan, except as provided in

Section 12.01, (b) permit the issuance of Stock before payment therefor in full, (c) reduce the price per share at which the Stock may be purchased, or (d) absent such stockholder approval, cause Rule 16b-3 to become unavailable with respect to the Plan.

SECTION 10.03 Automatic Termination.   The Plan will terminate automatically on the earlier of (a) December 31, 2011 or (b) the date on which all of the Stock under Section 11.04 below has been sold under the Plan. The Board may by resolution extend the Plan for one or more additional periods of five years each.

ARTICLE XI. ADMINISTRATION

SECTION 11.01 Appointment of Committee.   The Plan shall be administered by a committee (the “Committee”) established by the Board and meeting the requirements of Rule 16b-3 as in effect from time to time.

SECTION 11.02 Powers of Committee.   Subject to the provisions of the Plan, the Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan. Notwithstanding the foregoing, the Committee shall have the power and authority to allow Participants who work or reside outside of the United States to acquire Stock pursuant to the Plan in accordance with such special terms and conditions as the Committee may designate with respect to each such Participating Affiliate and which may not be the same for all Affiliates.

SECTION 11.03 Power and Authority of the Board of Directors.   Notwithstanding anything to the contrary contained herein, the Board of Directors may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

SECTION 11.04 Stock to be Sold.   The Stock to be issued and sold under the Plan may be treasury Stock or authorized but unissued Stock, or the Company may go into the open market and purchase Stock for sale under the Plan. Except as provided in Section 12.01, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 20,805,000 shares of Common Stock aggregated over the term of the Plan (commencing December 7, 2001) or such lesser amount as the Board of Directors may determine prior to the effective date of the Plan. The Committee or Board of Directors has the discretion to limit the number of shares available for purchase under the Plan during each Purchase Period.

SECTION 11.05 Notices.   Notices to the Committee should be addressed as follows:

Lawson Software, Inc.
Attention: Corporate Secretary
380 St. Peter Street
St. Paul, MN 55102

ARTICLE XII. ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY

SECTION 12.01 Stock Dividend or Reclassification.   If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company’s Certificate of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and/or kind of securities to be sold under this Plan with a corresponding adjustment in the purchase price to be paid therefor.

SECTION 12.02 Merger or Consolidation.   If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

ARTICLE XIII. APPLICABLE LAW

Rights to purchase Stock granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof.

LAWSON SOFTWARE, INC. ANNUAL MEETING OF STOCKHOLDERS OCTOBER 26, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated September 18, 2006, hereby appoints Harry Debes and Barbara J. Doyle as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Lawson Software, Inc. held of record by the undersigned on September 5, 2006, at the Annual Meeting of Stockholders to be held on October 26, 2006 at Lawson Software Corporate Headquarters, Second Floor Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, at 10:00 a.m. Central Time and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL NO. 1, AND FOR PROPOSAL NO. 2, AND FOR PROPOSAL NO. 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

FOR all nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominee(s) below			FOR	AGAINST	ABSTAIN
		2.	PROPOSAL TO RENEW 2001 EMPLOYEE STOCK PURCHASE PLAN AND AMEND ELIGIBILITY	☐	☐	☐
☐	☐			FOR	AGAINST	ABSTAIN
		3.	PROPOSAL TO RATIFY AND APPROVE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as independent registered public accounting firm for the fiscal year ending May 31, 2007	☐	☐	☐
Nominees: 01 Steven C. Chang, 02 Harry Debes, 03 Peter Gyenes, 04 David R. Hubers, 05 H. Richard Lawson, 06 Michael A. Rocca, 07 Robert A. Schriesheim, 08 Romesh Wadhwani, 09 Paul Wahl		4.	OTHER BUSINESS The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/lwsn Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.